EXHIBIT 10.7

March 31, 2004

Via Express Mail Delivery and

Facsimile Transmission

Citigroup Alternative Investments Inc.

399 Park Avenue 7th Floor

New York, New York 10043

Attention:              James Zelter, Chief Investment Officer

Re:                               Modification to Investment Management
and Administrative Services Agreement

Ladies and Gentlemen:

Reference is made to the Investment Management and Administrative Services Agreement dated as of August 6, 2002 (the “Agreement”) between Citigroup Alternative Investments LLC (“CAI”) and Travelers Insurance Group Holdings Inc. on behalf of itself and its subsidiaries (the “Client”).

As you know, it is contemplated that Client and a subsidiary of The St. Paul Companies (together with its subsidiaries “St. Paul”) will merge in the second quarter of 2004.  It is also contemplated that a portion of the assets currently managed by CAI under the Agreement will continue to be managed by CAI following the merger, and that a portion of the assets will be managed by St. Paul. Assets of Client that will continue to be managed by CAI following the merger are set forth on Attachment A annexed hereto. All other assets will be managed by St. Paul.

Pursuant to Section 11 of the Agreement, the parties agreed that the term of the Agreement would be for the period commencing April 1, 2002 and ending March 31, 2004 (the “Initial Term”). Client is desirous of, and CAI is willing, upon the terms and conditions provided below, and in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, to extend the Initial Term of the Agreement as provided below.

1.                                       Extension of Initial Term.

(a)                                  Notwithstanding anything to the contrary in the Agreement, the parties agree to extend the Initial Term of the Agreement to that date which is the earlier of: (1) June 30, 2004, or (2) the date on which Client and CAI enter into a new agreement which replaces and supersedes the Agreement in its totality.

(b)                                 Client and CAI agree that effective as of April l, 2004, all provisions of the Agreement relating to the provision of administrative services will be superseded by the Administrative Services Agreement, dated as of April 1, 2004, between Client and Trumbull Street Investments, LLC (the “Administrative Services Agreement”). Client and CAI further agree that any fees attributable to administrative services relating to or associated with assets of Client managed by CAI under the Agreement (“Administrative Fees”), shall be covered under the Administrative Services Agreement. Therefore, any Administrative Fees otherwise payable by Client to CAI under the terms of the Agreement shall be deducted from or backed out of any compensation calculations made under the terms of such Agreement. Further, to the extent that management fees relating to the Single Manager Funds (as set forth on Attachment A annexed hereto) are currently deducted directly by the funds in which Client is invested and not paid by Client to CAI, such fee payment mechanism shall continue with respect to assets managed by CAI pursuant to this Agreement and no additional fees pertaining to such Single Manager Funds shall be charged under the Administrative Services Agreement. In addition, pending agreement, for those investment management services that will continue following the Closing, this modification shall govern the provision of such services.

2.             Unmodified Terms.

Except as otherwise provided in this letter agreement to the contrary, all other terms and conditions contained in the Agreement shall remain in full force and effect.

3.             Successors and Assigns.

This letter agreement shall inure to the benefit of and be binding upon the successors to the parties hereto.

4.             Representations.

The Client and CAI represent and warrant to each other that:

(a)          it has full power and authority to execute, deliver and perform this letter agreement; and

(b)         this letter agreement has been duly authorized, executed and delivered and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms except that enforceability may be subject to bankruptcy, insolvency, reorganization or other similar laws relating to creditors rights and general principles of equity.

5.             Miscellaneous.

This letter agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

If the foregoing reflects your understanding, please execute the enclosed copy of this letter agreement.

Very truly yours,

TRAVELERS INSURANCE GROUP
HOLDINGS INC.

By:	/s/ Jay S. Benet
Name: Jay S. Benet
Title: Chief Financial Officer

Accepted and Agreed to
This 31st day of March, 2004.

CITIGROUP ALTERNATIVE INVESTMENTS LLC

By:	/s/ James Zelter
Name: James Zelter
Title: Chief Investment Officer